EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 21, 2015
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports First Quarter 2015 Earnings
GAAP EPS for Merged Company Increases to $0.35 per Share and Core EPS Increases to $0.39 per Share

PLANO, Texas, April 21, 2015 -- LegacyTexas Financial Group, Inc. (NASDAQ: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $16.3 million, an increase of $10.9 million from the fourth quarter of 2014 and an increase of $8.6 million from the first quarter of 2014. Core net income (which is net income adjusted for the impact of merger and acquisition costs and certain other items) totaled $17.7 million for the quarter ended March 31, 2015, up $6.6 million from the fourth quarter of 2014 and up $9.9 million from the first quarter of 2014. Basic earnings per share for the quarter ended March 31, 2015 was $0.35, an increase of $0.21 from the fourth quarter of 2014 and an increase of $0.15 from the first quarter of 2014. Core earnings per share for the same period was $0.39, up $0.10 from the fourth quarter of 2014 and up $0.18 from the first quarter of 2014. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

First Quarter 2015 Performance Highlights

•
Gross loans held for investment at March 31, 2015, excluding Warehouse Purchase Program loans, grew $1.56 billion from December 31, 2014, with $1.40 billion of growth resulting from loans acquired from LegacyTexas Group, Inc. Excluding loans acquired from LegacyTexas Group, Inc., gross loans held for investment, excluding Warehouse Purchase Program loans, increased by $163.3 million, or 4.0%, from December 31, 2014.

•	Warehouse Purchase Program loans at March 31, 2015 totaled $1.04 billion, a $252.5 million, or 32.1%, increase from December 31, 2014, and a $448.0 million, or 75.8%, increase from March 31, 2014.

•
Deposits increased by $1.74 billion from December 31, 2014, with $1.63 billion of growth resulting from deposits acquired from LegacyTexas Group, Inc. Excluding deposits acquired from LegacyTexas Group, Inc., deposits increased by $110.6 million, or 2.6%.

•
Net interest margin for the quarter ended March 31, 2015 was 4.04%, a 20 basis point increase from the linked quarter and a 31 basis point increase compared to the first quarter of 2014, which includes 23 basis points of accretion of interest related to purchase accounting fair value adjustments for the first quarter of 2015.

•
During the first quarter of 2015, the Company repurchased and retired 357,950 shares of its common stock at an average price of $22.32 per share, reducing shareholders' equity by $8.0 million at March 31, 2015.

"We are excited to report our first quarterly results since completing the merger on January 1st," said President and CEO Kevin Hanigan. "Our impressive operating results are an early sign of the success of this financially attractive deal. With annualized organic loan growth of 16%, core EPS of $0.39, a net interest margin of 4.04% and a core return on assets of 1.18%, we are well on our way to the successful integration and execution of our strategic plans."

On January 1, 2015, the Company completed its merger with LegacyTexas Group, Inc. ("LegacyTexas") and changed its name from ViewPoint Financial Group, Inc. to LegacyTexas Financial Group, Inc. On January 2, the Company’s common stock began trading on the NASDAQ Global Select Market under the ticker symbol LTXB. The Company’s bank subsidiary, ViewPoint Bank, N.A., was merged into LegacyTexas Bank, the banking subsidiary of LegacyTexas. On February 17, 2015, we completed our core system conversion and branch integration, allowing all ViewPoint and LegacyTexas customers to conduct business at any of the Bank's 48 branches and to have access to the Bank's complete line of products and services.

Financial Highlights

	At or For the Quarters Ended
	March	December	March
(unaudited)	2015	2014	2014
	(Dollars in thousands, except per share amounts)
Net interest income	$56,326	$35,830	$29,585
Provision for loan losses	3,000	2,637	376
Non-interest income	8,386	5,294	4,962
Non-interest expense	36,756	29,796	22,155
Income tax expense	8,632	3,225	4,334
Net income	$16,324	$5,466	$7,682

Basic earnings per common share	$0.35	$0.14	$0.20
Basic core (non-GAAP) earnings per common share[1]	$0.39	$0.29	$0.21
Weighted average common shares outstanding - basic	45,824,812	38,051,511	37,775,677
Estimated Tier 1 common risk-based capital ratio[2]	10.47%	15.14%	17.88%
Total equity to total assets	11.69%	13.65%	15.27%
Tangible common equity to tangible assets - Non-GAAP [1]	9.17%	13.01%	14.54%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	March	December	March
(unaudited)	2015	2014	2014
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$52,082	$31,667	$26,326
Warehouse Purchase Program loans	5,775	5,440	4,062
Loans held for sale	178	—	—
Securities	3,425	2,808	3,259
Interest-earning deposit accounts	158	64	57
Total interest income	$61,618	$39,979	$33,704
Net interest income	$56,326	35,830	$29,585
Net interest margin	4.04%	3.84%	3.73%
Selected average balances:
Total earning assets	$5,582,041	$3,732,058	$3,170,341
Total loans held for investment	4,720,980	3,120,214	2,511,442
Total securities	620,412	505,692	562,607
Total deposits	4,371,462	2,612,125	2,287,496
Total borrowings	820,969	654,396	464,723
Total non-interest-bearing demand deposits	985,596	473,996	414,919
Total interest-bearing liabilities	4,206,835	2,792,525	2,337,300

Net interest income for the quarter ended March 31, 2015 was $56.3 million, a $20.5 million increase from the fourth quarter of 2014 and a $26.7 million increase from the first quarter of 2014. The $20.5 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories resulting from loans acquired from LegacyTexas on January 1, 2015, as well as organic growth during the first quarter of 2015. The average balance of commercial real estate loans increased by $801.4 million to $2.03 billion from the fourth quarter of 2014, resulting in a $10.5 million increase in interest income. The $801.4 million in growth includes $737.3 million in commercial real estate and commercial construction and land loans acquired from LegacyTexas; excluding these loans, the average balance of commercial real estate loans increased by $64.1 million from the linked quarter. The average balance of commercial and industrial loans increased by $404.2 million to $1.13 billion from the fourth quarter of 2014, resulting in a $5.9 million increase in interest income. The $404.2 million in growth includes $337.1 million in commercial and industrial loans acquired from LegacyTexas; excluding these loans, the average balance of commercial and industrial loans increased by $67.1 million from the linked quarter. The average balance of consumer real estate loans increased by $289.5 million to $813.5 million from the fourth quarter of 2014, resulting in a $3.4 million increase in interest income. The $289.5 million in growth includes $276.0 million in consumer real estate loans acquired from LegacyTexas; excluding these loans, the average balance of consumer real estate loans increased by $13.5 million from the linked quarter. The average balance of Warehouse Purchase Program loans increased by $67.8 million, or 10.9%, to $687.5 million from the fourth quarter of 2014, which resulted in a $335,000 increase in interest income.

Interest income on loans was impacted by $3.1 million in accretion of purchase accounting fair value adjustments recorded during the first quarter of 2015 on loans acquired from LegacyTexas, which included $1.5 million in accretion income recorded on acquired commercial and industrial loans, $852,000 in accretion income recorded on acquired commercial real estate loans and $701,000 recorded on acquired consumer real estate loans. Accretion of purchase accounting fair value adjustments related to the LegacyTexas acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, increased the average yields on commercial real estate, commercial and industrial and consumer real estate loans by approximately 18 basis points, 53 basis points and 34 basis points, respectively, for the three months ended March 31, 2015.

The $26.7 million increase in net interest income compared to the first quarter of 2014 was primarily due to a $27.6 million increase in interest income on loans, which was driven by higher loan balances resulting from the merger with LegacyTexas and organic growth. For the quarter ended March 31, 2015, the average balance of commercial and industrial loans increased by $667.0 million compared to the quarter ended March 31, 2014, which resulted in a $9.0 million increase in interest income. Additionally, the average balance of commercial real estate loans increased by $901.1 million for the quarter ended March 31, 2015, compared to the same period in 2014, contributing $12.0 million of the increase in interest income. Increased volume in all other loan categories also added to the growth in interest income on a year-over-year basis, which was partially offset by reductions in yields earned on commercial real estate and Warehouse Purchase Program loans.

Interest expense for the quarter ended March 31, 2015 increased by $1.1 million compared to the linked quarter, primarily due to an increase in interest expense on deposits, which was driven by increased volume in all deposit categories resulting from deposits acquired from LegacyTexas on January 1, 2015, as well as organic growth during the first quarter of 2015 in interest-bearing demand, savings and money market deposit balances. The average balance of savings and money market deposits increased by $635.8 million to $1.8 billion from the fourth quarter of 2014, resulting in a $342,000 increase in interest expense. The $635.8 million in growth includes $546.8 million in savings and money market deposits acquired from LegacyTexas; excluding these deposits, the average balance of savings and money market deposits increased by $89.0 million from the linked quarter. The average balance of interest-bearing demand deposits increased by $340.4 million to $795.6 million from the fourth quarter of 2014, resulting in a $177,000 increase in interest expense. The $340.4 million in growth includes $271.2 million in interest-bearing demand deposits acquired from LegacyTexas; excluding these deposits, the average balance of interest-bearing demand deposits increased by $69.2 million from the linked quarter. The average balance of time deposits increased by $271.5 million to $785.3 million from the fourth quarter of 2014, resulting in a $443,000 increase in interest expense. The $271.5 million in growth includes $312.1 million in time deposits acquired from LegacyTexas; excluding these deposits, the average balance of time deposits decreased by $40.6 million from the linked quarter. The increased interest expense attributable to higher volume was partially offset by linked quarter decreases in the average rate paid on interest-bearing demand, savings and money market deposits.

Compared to the first quarter of 2014, interest expense for the quarter ended March 31, 2015 increased by $1.2 million, which was primarily due to increased average balances in all deposit categories resulting from the merger with LegacyTexas. The increase in deposit balances was partially offset by lower rates paid on interest-bearing demand and time deposits.

The net interest margin for the first quarter of 2015 was 4.04%, a 20 basis point increase from the fourth quarter of 2014 and a 31 basis point increase from the first quarter of 2014. Accretion of interest related to the merger with LegacyTexas on January 1, 2015, as well as the 2012 Highlands acquisition, contributed 23 basis points to the net interest margin and average yield on earning assets for the quarter ended March 31, 2015, compared to three basis points for the quarter ended December 31, 2014, and five basis points for the quarter ended March 31, 2014. The average yield on earning assets for the first quarter of 2015 was 4.42%, a 14 basis point increase from the fourth quarter of 2014 and a 17 basis point increase from the first quarter of 2014. The cost of deposits for the first quarter of 2015 was 0.29%, down four basis points from the fourth quarter of 2014 and down six basis points from the first quarter of 2014.

Non-interest Income

Non-interest income for the first quarter of 2015 was $8.4 million, a $3.1 million increase from the fourth quarter of 2014 and a $3.4 million increase from the first quarter of 2014. Core non-interest income for the first quarter of 2015, excluding one-time gains and losses on assets, was $9.0 million, up $3.8 million from the fourth quarter of 2014 and up $4.1 million from the first quarter of 2014. The Company recognized $2.1 million in net gains on the sale of mortgage loans, which includes the gain recognized on $54.5 million of one-to four-family mortgage loans that were sold or committed for sale during the first quarter of 2015, fair value changes on mortgage derivatives and mortgage fees collected. Prior to the January 1, 2015 merger with LegacyTexas, the Company did not originate or sell mortgage loans to outside investors; therefore, a comparable gain was not recorded in the fourth quarter of 2014. A $924,000 increase in service charges and fees was driven by a $673,000 increase in non-sufficient funds fees and debit card income and a $215,000 increase in service charges related to accounts acquired from LegacyTexas. These increases were partially offset by a $364,000 decrease in other non-interest income, which was primarily caused by a $674,000 net decrease in the value of investments in community development-oriented private equity funds used for Community Reinvestment Act purposes (the "CRA Funds") recorded in the first quarter of 2015.

The $3.4 million increase in non-interest income from the first quarter of 2014 was primarily due to the $2.1 million in net gains recognized on the sale of mortgage loans described above. Additionally, compared to the first quarter of 2014, services charges and fees increased by $1.4 million, which was driven by a $413,000 increase in non-sufficient funds fees and debit card income, a $298,000 increase in commercial loan pre-payment fees, a $170,000 increase in Warehouse Purchase Program fees and a $256,000 increase in service charges related to accounts acquired from LegacyTexas. These increases were partially offset by the $674,000 net decrease from the first quarter of 2014 in the value of the CRA Funds.

Non-interest Expenses

Non-interest expense for the quarter ended March 31, 2015 was $36.8 million, a $7.0 million increase from the fourth quarter of 2014 and a $14.6 million increase from the first quarter of 2014. The linked-quarter comparison includes a $6.7 million decrease in merger and acquisition costs related to the merger with LegacyTexas, which was completed on January 1, 2015. Excluding the impact of these merger costs, core non-interest expense, which totaled $35.2 million for the quarter ended March 31, 2015, increased by $13.7 million, which was driven by an $8.8 million increase in salaries and employee benefits expense, primarily due to the addition of 277 full-time equivalent employees related to the merger with LegacyTexas. Additionally, shortly following the completion of the LegacyTexas merger, certain senior managers from LegacyTexas who joined the Company received immediately-vested stock awards, which resulted in $600,000 of share-based compensation expense recognized during the first quarter of 2015. Compared to the fourth quarter of 2014, occupancy and equipment expense increased by $2.1 million and office operations expense increased by $721,000, primarily due to the addition of LegacyTexas' 11 owned buildings and 14 leased spaces. Data processing expense increased by $1.0 million on a linked-quarter basis, as the Company added LegacyTexas into their information technology infrastructure and upgraded various systems to enhance customer service and increase efficiency.

The increase in non-interest expense from the first quarter of 2014 includes a $1.4 million increase in merger and acquisition costs related to the merger with LegacyTexas. Excluding the impact of these merger costs, core non-interest expense increased by $13.2 million, which was driven by a $7.8 million increase in salaries and employee benefits expense, primarily due to the addition of employees and grants of share-based compensation related to the merger with LegacyTexas. Compared to the quarter ended March 31, 2014, non-interest expense increased due to the merger with LegacyTexas, including increases in occupancy and equipment expense ($2.1 million), data processing expense ($1.1 million) and office operations expense ($662,000.)

Financial Condition - Loans

Gross loans held for investment at March 31, 2015, excluding Warehouse Purchase Program loans, grew $1.56 billion from December 31, 2014 and by $1.99 billion from March 31, 2014, with $1.40 billion of growth resulting from loans acquired from LegacyTexas. Excluding loans acquired from LegacyTexas and Warehouse Purchase Program loans, gross loans held for investment increased by $163.3 million, or 4.0%, from December 31, 2014 and by $589.4 million, or 16.3%, from March 31, 2014. The below table breaks out the growth in gross loans held for investment, excluding Warehouse Purchase Program, compared to December 31, 2014:

	Acquired from LegacyTexas Group, Inc.	Organic Growth	Total Linked-Quarter Growth	% Change excluding Acquired Loans	% Change including Acquired Loans
Commercial real estate	$737,252	$59,298	$796,550	2.9%	62.2%
Commercial and industrial	337,057	93,349	430,406	8.3	55.1
Consumer	325,469	10,605	336,074	1.2	58.8
Total linked-quarter growth	$1,399,778	$163,252	$1,563,030	4.0	59.3

The below table breaks out the growth in gross loans held for investment, excluding Warehouse Purchase Program, compared to March 31, 2014:

	Acquired from LegacyTexas Group, Inc.	Organic Growth	Total Year-over-Year Growth	% Change excluding Acquired Loans	% Change including Acquired Loans
Commercial real estate	$737,252	$187,038	$924,290	9.9%	80.2%
Commercial and industrial	337,057	331,593	668,650	37.7	123.0
Consumer	325,469	70,721	396,190	8.4	77.5
Total year-over-year growth	$1,399,778	$589,352	$1,989,130	16.3	90.1

Energy loans, which are reported as commercial and industrial loans, totaled $371.1 million at March 31, 2015, up $11.5 million from $359.6 million at December 31, 2014 and up $158.3 million from March 31, 2014. The growth includes $5.6 million in energy loans acquired from LegacyTexas. In May 2013, the Company formed its Energy Finance group, which is comprised of a group of seasoned lenders, executives and credit risk professionals with more than 100 years of combined Texas energy experience, to focus on providing loans to private and public oil and gas companies throughout the United States. The group also offers the Bank's full array of commercial services, including Treasury Management and letters of credit, to its customers. Substantially all of the loans in the Energy portfolio are reserve based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. Two loans managed by the Energy Finance group are not secured by oil and gas reserves. These loans, with a combined commitment of $29.5 million and a total outstanding balance of $12.7 million at March 31, 2015, are categorized as “Midstream and Other” loans. Loans in this category are typically related to the transmission of oil and natural gas and would have only an indirect impact from declining commodity prices.

Financial Condition - Deposits

The below table breaks out the growth in deposits compared to December 31, 2014:

	Acquired from LegacyTexas Group, Inc.	Organic Change	Total Linked-Quarter Growth	% Change excluding Acquired Deposits	% Change including Acquired Deposits
Non-interest-bearing demand	$499,684	$(87,626)	$412,058	(8.8)%	83.3%
Interest-bearing demand	271,157	142,887	414,044	19.2	87.6
Savings and money market	546,802	115,207	662,009	6.7	56.3
Time	312,139	(59,883)	252,256	(7.2)	49.1
Total linked-quarter growth	$1,629,782	$110,585	$1,740,367	2.6	65.5

The below table breaks out the growth in deposits compared to March 31, 2014:

	Acquired from LegacyTexas Group, Inc.	Organic Change	Total Year-over-Year Growth	% Change excluding Acquired Deposits	% Change including Acquired Deposits
Non-interest-bearing demand	$499,684	$(27,713)	$471,971	(3.0)%	108.6%
Interest-bearing demand	271,157	136,158	407,315	18.1	85.0
Savings and money market	546,802	346,910	893,712	23.3	94.6
Time	312,139	(56,207)	255,932	(6.8)	50.2
Total year-over-year growth	$1,629,782	$399,148	$2,028,930	10.0	85.6

Credit Quality

	At or For the Quarters Ended
	March	December	March
(unaudited)	2015	2014	2014
	(Dollars in thousands)
Net charge-offs (recoveries)	$273	$(327)	$332
Net charge-offs (recoveries)/Average loans held for investment, excluding Warehouse Purchase Program loans	0.03%	(0.05)%	0.06%
Net charge-offs (recoveries)/Average loans held for investment	0.02	(0.04)	0.05
Provision for loan losses	$3,000	$2,637	$376
Non-performing loans ("NPLs")	22,869	23,507	22,829
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.54%	0.89%	1.03%
NPLs/Total loans held for investment	0.44	0.69	0.82
Non-performing assets ("NPAs")	$29,034	$24,058	$23,216
NPAs to total assets	0.45%	0.58%	0.64%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	0.69	0.91	1.05
NPAs/Loans held for investment and foreclosed assets	0.55	0.70	0.83
Allowance for loan losses	$28,276	$25,549	$19,402
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	0.67%	0.97%	0.88%
Allowance for loan losses/Total loans held for investment	0.54	0.75	0.69
Allowance for loan losses/Total Loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	1.00	1.00	0.92
Allowance for loan losses/NPLs	123.64	108.69	84.99
1 Excludes loans acquired from Highlands Bank and LegacyTexas Bank, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $3.0 million for the quarter ended March 31, 2015, compared to $2.6 million for the quarter ended December 31, 2014 and $376,000 for the quarter ended March 31, 2014. The increase in the provision for loan losses on a linked-quarter basis, as well as compared to the first quarter of 2014, was primarily related to increased organic loan production, as well as loans acquired from LegacyTexas that were re-underwritten during the first quarter of 2015. Once an acquired loan undergoes new underwriting and meets the criteria for a new loan, any remaining fair value adjustments are taken to interest income and the loan becomes subject to the Company's allowance for loan loss methodology.

Consistent with the fourth quarter of 2014, the Company continued to apply qualitative reserve factors to provide for additional allowance for loan losses due to the economic uncertainty in Texas related to the recent decline in the price of oil. To date, the Company has not recognized a loss from loans in the Energy portfolio, which we believe is a reflection of prudent risk mitigation techniques.  These techniques include sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. At March 31, 2015, less than 1% of the Company's loan portfolio (excluding Warehouse Purchase Program loans) consisted of criticized energy loans, and all energy loans were performing.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2015 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2015 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review the results on Wednesday, April 22, 2015 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10063456 and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148, and participants in Canada are asked to call (toll-free) 1-855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.legacytexasfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10063456. This replay, as well as the webcast, will be available until May 13, 2015.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 48 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.legacytexasfinancialgroup.com or www.legacytexas.com.
When used in filings by LegacyTexas Financial Group, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the Company-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

LegacyTexas Financial Group, Inc.
Consolidated Balance Sheets

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in thousands)
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Cash and due from financial institutions	$53,739	$28,416	$27,669	$35,276	$33,627
Short-term interest-bearing deposits in other financial institutions	230,175	103,605	62,616	130,632	88,238
Total cash and cash equivalents	283,914	132,021	90,285	165,908	121,865
Securities available for sale, at fair value	290,615	199,699	211,364	224,184	236,062
Securities held to maturity	261,670	241,920	254,665	267,614	280,490
Total securities	552,285	441,619	466,029	491,798	516,552
Loans held for sale	23,983	—	—	—	—
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,038,886	786,416	736,624	769,566	590,904
Loans held for investment	4,196,710	2,633,680	2,489,063	2,349,509	2,207,580
Gross loans	5,259,579	3,420,096	3,225,687	3,119,075	2,798,484
Less: allowance for loan losses and deferred fees on loans held for investment	(31,565)	(28,476)	(24,773)	(22,139)	(21,291)
Net loans	5,228,014	3,391,620	3,200,914	3,096,936	2,777,193
FHLB and Federal Reserve Bank stock, at cost	65,470	44,084	41,473	44,532	33,632
Bank-owned life insurance	54,339	36,193	36,010	35,863	35,718
Premises and equipment, net	81,757	48,743	51,118	51,955	52,736
Goodwill	179,258	29,650	29,650	29,650	29,650
Other assets	67,471	40,184	35,045	34,602	36,242
Total assets	$6,512,508	$4,164,114	$3,950,524	$3,951,244	$3,603,588

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$906,434	$494,376	$483,784	$433,194	$434,463
Interest-bearing demand	886,747	472,703	454,416	476,203	479,432
Savings and money market	1,838,758	1,176,749	1,057,912	1,032,496	945,046
Time	766,237	513,981	500,356	493,833	510,305
Total deposits	4,398,176	2,657,809	2,496,468	2,435,726	2,369,246
FHLB advances	1,171,623	862,907	799,704	874,866	607,996
Repurchase agreement	25,000	25,000	25,000	25,000	25,000
Other borrowings	91,612	—	—	—	—
Accrued expenses and other liabilities	65,038	50,175	65,225	58,240	51,247
Total liabilities	5,751,449	3,595,891	3,386,397	3,393,832	3,053,489
Shareholders’ equity
Common stock	476	400	400	400	399
Additional paid-in capital	568,396	386,549	383,779	381,808	379,578
Retained earnings	205,431	195,327	194,663	190,150	186,126
Accumulated other comprehensive income, net	1,372	930	635	770	78
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,616)	(14,983)	(15,350)	(15,716)	(16,082)
Total shareholders’ equity	761,059	568,223	564,127	557,412	550,099
Total liabilities and shareholders’ equity	$6,512,508	$4,164,114	$3,950,524	$3,951,244	$3,603,588

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					First Quarter 2015 Compared to:
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Fourth Quarter 2014		First Quarter 2014
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$58,035	$37,107	$35,872	$33,888	$30,388	$20,928	56.4%	$27,647	91.0%
Taxable securities	2,499	2,109	2,225	2,453	2,565	390	18.5	(66)	(2.6)
Nontaxable securities	718	561	562	561	564	157	28.0	154	27.3
Interest-bearing deposits in other financial institutions	158	64	57	71	57	94	146.9	101	177.2
FHLB and Federal Reserve Bank stock and other	208	138	139	136	130	70	50.7	78	60.0
	61,618	39,979	38,855	37,109	33,704	21,639	54.1	27,914	82.8
Interest expense
Deposits	3,127	2,165	2,021	2,035	1,991	962	44.4	1,136	57.1
FHLB advances	1,706	1,778	1,957	1,948	1,927	(72)	(4.0)	(221)	(11.5)
Repurchase agreement and other borrowings	459	206	207	204	201	253	122.8	258	128.4
	5,292	4,149	4,185	4,187	4,119	1,143	27.5	1,173	28.5
Net interest income	56,326	35,830	34,670	32,922	29,585	20,496	57.2	26,741	90.4
Provision for loan losses	3,000	2,637	2,511	1,197	376	363	13.8	2,624	697.9
Net interest income after provision for loan losses	53,326	33,193	32,159	31,725	29,209	20,133	60.7	24,117	82.6
Non-interest income
Service charges and other fees	5,887	4,963	4,798	5,113	4,508	924	18.6	1,379	30.6
Net gain on sale of mortgage loans	2,072	—	—	—	—	2,072	N/M [1]	2,072	N/M [1]
Bank-owned life insurance income	419	183	147	145	153	236	129.0	266	173.9
Gain on sale of available for sale securities	211	—	—	—	—	211	N/M [1]	211	N/M [1]
Gain (loss) on sale and disposition of assets	28	15	(85)	727	1	13	86.7	27	N/M [1]
Other	(231)	133	198	(556)	300	(364)	N/M [1]	(531)	N/M [1]
	8,386	5,294	5,058	5,429	4,962	3,092	58.4	3,424	69.0

	For the Quarters Ended					First Quarter 2015 Compared to:
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Fourth Quarter 2014		First Quarter 2014

Non-interest expense
Salaries and employee benefits	21,938	13,137	13,661	14,127	14,132	8,801	67.0	7,806	55.2
Merger and acquisition costs	1,545	8,282	1,188	652	169	(6,737)	(81.3)	1,376	814.2
Advertising	915	425	262	493	355	490	115.3	560	157.7
Occupancy and equipment	3,991	1,856	1,807	1,819	1,892	2,135	115.0	2,099	110.9
Outside professional services	747	711	569	486	525	36	5.1	222	42.3
Regulatory assessments	822	700	698	687	628	122	17.4	194	30.9
Data processing	2,787	1,753	1,739	1,708	1,662	1,034	59.0	1,125	67.7
Office operations	2,342	1,621	1,566	1,717	1,680	721	44.5	662	39.4
Other	1,669	1,311	1,301	1,661	1,112	358	27.3	557	50.1
	36,756	29,796	22,791	23,350	22,155	6,960	23.4	14,601	65.9
Income before income tax expense	24,956	8,691	14,426	13,804	12,016	16,265	187.1	12,940	107.7
Income tax expense	8,632	3,225	5,114	4,986	4,334	5,407	167.7	4,298	99.2
Net income	$16,324	$5,466	$9,312	$8,818	$7,682	$10,858	198.6%	$8,642	112.5%
1N/M - not meaningful

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	45,824,812	38,051,511	37,775,677
Weighted average common shares outstanding- diluted	46,002,821	38,275,814	38,019,519
Shares outstanding at end of period	47,602,721	40,014,851	39,946,560
Income available to common shareholders[1]	$16,186	$5,412	$7,592
Basic earnings per common share	0.35	0.14	0.20
Basic core (non-GAAP) earnings per common share[2]	0.39	0.29	0.21
Diluted earnings per common share	0.35	0.14	0.20
Dividends declared per share	0.13	0.12	0.12
Total shareholders' equity	761,059	568,223	550,099
Common shareholders' equity per share (book value per share)	15.99	14.20	13.77
Tangible book value per share- Non-GAAP[2]	12.20	13.44	13.00
Market value per share for the quarter:
High	25.09	27.61	28.85
Low	19.82	21.33	23.73
Close	22.73	23.85	28.85
KEY RATIOS:
Return on average common shareholders' equity	8.66%	3.83%	5.62%
Core return on average common shareholders' equity[2]	9.42	7.85	5.70
Return on average assets	1.09	0.56	0.92
Core return on average assets[2]	1.18	1.14	0.93
Efficiency ratio[3]	53.87	52.22	63.39
Estimated Tier 1 common risk-based capital ratio[4]	10.47	15.14	17.88
Estimated total risk-based capital ratio[4]	11.46	15.87	18.55
Estimated Tier 1 leverage ratio[4]	10.41	13.86	15.66
Total equity to total assets	11.69	13.65	15.27
Tangible equity to tangible assets- Non-GAAP[2]	9.17	13.01	14.54
Number of employees- full-time equivalent	794	517	549
1 Net of distributed and undistributed earnings to participating securities
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions and merger and acquisition costs.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Loans:	(Dollars in thousands)
Commercial real estate	$1,890,607	$1,265,868	$1,219,436	$1,162,035	$1,118,059
Warehouse Purchase Program loans	1,038,886	786,416	736,624	769,566	590,904
Commercial and industrial loans:
Commercial	1,182,842	741,678	668,421	579,561	517,247
Warehouse lines of credit	29,388	40,146	27,122	31,426	26,333
Total commercial and industrial loans	1,212,230	781,824	695,543	610,987	543,580
Construction and land loans:
Commercial construction and land	186,207	14,396	13,206	28,496	34,465
Consumer construction and land	29,554	6,902	3,694	3,445	2,604
Total construction and land loans	215,761	21,298	16,900	31,941	37,069
Consumer:
Consumer real estate	792,995	524,199	515,706	501,328	463,857
Other consumer loans	85,117	40,491	41,478	43,218	45,015
Total consumer	878,112	564,690	557,184	544,546	508,872
Gross loans held for investment	$5,235,596	$3,420,096	$3,225,687	$3,119,075	$2,798,484
Non-performing assets:
Commercial real estate	$6,745	$6,703	$7,452	$7,386	$8,110
Commercial and industrial	5,691	5,778	6,328	6,245	5,990
Construction and land	141	149	150	213	—
Consumer real estate	9,946	10,591	10,106	9,304	8,203
Other consumer loans	346	286	346	457	526
Total non-performing loans	22,869	23,507	24,382	23,605	22,829
Foreclosed assets	6,165	551	106	240	387
Total non-performing assets	$29,034	$24,058	$24,488	$23,845	$23,216
Total non-performing assets to total assets	0.45%	0.58%	0.62%	0.60%	0.64%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.54%	0.89%	0.98%	1.00%	1.03%
Total non-performing loans to total loans held for investment	0.44%	0.69%	0.76%	0.76%	0.82%
Allowance for loan losses to non-performing loans	123.64%	108.69%	92.63%	86.59%	84.99%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	0.67%	0.97%	0.91%	0.87%	0.88%
Allowance for loan losses to total loans held for investment	0.54%	0.75%	0.70%	0.66%	0.69%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	1.00%	1.00%	0.94%	0.90%	0.92%

	At the Quarter Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Troubled debt restructured loans ("TDRs"):
Performing TDRs:
Commercial real estate	$738	$702	$706	$666	$—
Commercial and industrial	147	153	158	162	167
Construction and land	—	—	—	—	2
Consumer real estate	203	204	407	729	732
Other consumer loans	37	39	41	43	44
Total performing TDRs	$1,125	$1,098	$1,312	$1,600	$945
Non-performing TDRs:[2]
Commercial real estate	$6,616	$6,569	$6,646	$6,694	$7,401
Commercial and industrial	1,985	2,031	2,125	2,194	2,333
Construction and land	101	103	104	—	—
Consumer real estate	3,936	4,034	3,606	3,199	3,024
Other consumer loans	201	245	300	411	471
Total non-performing TDRs	$12,839	$12,982	$12,781	$12,498	$13,229
Allowance for loan losses:
Balance at beginning of period	$25,549	$22,585	$20,440	$19,402	$19,358
Provision expense	3,000	2,637	2,511	1,197	376
Charge-offs	(504)	(203)	(493)	(294)	(471)
Recoveries	231	530	127	135	139
Balance at end of period	$28,276	$25,549	$22,585	$20,440	$19,402
Net charge-offs (recoveries):
Commercial real estate	$(17)	$(435)	$—	$—	$—
Commercial and industrial	5	77	152	53	192
Construction and land	—	—	50	—	—
Consumer real estate	142	(1)	69	54	77
Other consumer loans	143	32	95	52	63
Total net charge-offs	$273	$(327)	$366	$159	$332

[1] Excludes loans acquired from Highlands Bank and LegacyTexas Bank, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Loans:	(Dollars in thousands)
Commercial real estate	$2,031,363	$1,229,962	$1,187,982	$1,169,484	$1,130,304
Warehouse Purchase Program loans	687,496	619,736	645,148	571,922	446,935
Commercial and industrial loans:
Commercial	1,102,446	703,326	633,208	561,026	449,867
Warehouse lines of credit	32,405	27,303	29,296	29,327	17,988
Consumer real estate	813,474	523,998	513,768	480,512	440,662
Other consumer loans	90,219	41,169	42,308	44,162	46,453
Less: deferred fees and allowance for loan loss	(36,423)	(25,280)	(22,663)	(21,683)	(20,767)
Total loans held for investment	4,720,980	3,120,214	3,029,047	2,834,750	2,511,442
Loans held for sale	19,379	—	—	—	—
Securities	620,412	505,692	532,950	545,944	562,607
Overnight deposits	221,270	106,152	90,246	118,529	96,292
Total interest-earning assets	$5,582,041	$3,732,058	$3,652,243	$3,499,223	$3,170,341
Deposits:
Interest-bearing demand	$795,641	$455,210	$460,192	$468,283	$460,745
Savings and money market	1,804,916	1,169,133	1,060,311	1,000,243	918,636
Time	785,309	513,786	492,864	503,035	493,196
FHLB advances and other borrowings	820,969	654,396	733,615	678,817	464,723
Total interest-bearing liabilities	$4,206,835	$2,792,525	$2,746,982	$2,650,378	$2,337,300

Total assets	$6,015,890	$3,910,111	$3,837,424	$3,683,042	$3,354,668
Non-interest-bearing demand deposits	$985,596	$473,996	$456,115	$414,746	$414,919
Total deposits	$4,371,462	$2,612,125	$2,469,482	$2,386,307	$2,287,496
Total shareholders' equity	$753,792	$570,120	$562,022	$554,501	$547,201

Yields/Rates:
Loans:
Commercial real estate	5.36%	5.43%	5.47%	5.47%	5.38%
Warehouse Purchase Program loans	3.36%	3.51%	3.56%	3.56%	3.64%
Commercial and industrial loans:
Commercial	4.94%	4.41%	4.21%	4.21%	4.24%
Warehouse lines of credit	3.68%	3.59%	3.55%	3.64%	3.60%
Consumer real estate	4.80%	4.83%	4.92%	4.97%	4.98%
Other consumer loans	5.24%	6.23%	6.03%	6.07%	5.95%
Total loans held for investment	4.90%	4.76%	4.74%	4.78%	4.84%
Loans held for sale	3.67%	—%	—%	—%	—%
Securities	2.21%	2.22%	2.20%	2.31%	2.32%
Overnight deposits	0.29%	0.24%	0.25%	0.24%	0.24%
Total interest-earning assets	4.42%	4.28%	4.26%	4.24%	4.25%
Deposits:
Interest-bearing demand	0.29%	0.35%	0.35%	0.37%	0.37%

	For the Quarters Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Savings and money market	0.29%	0.32%	0.31%	0.30%	0.28%
Time	0.65%	0.64%	0.65%	0.69%	0.75%
FHLB advances and other borrowings	1.05%	1.21%	1.18%	1.27%	1.83%
Total interest-bearing liabilities	0.50%	0.59%	0.61%	0.63%	0.70%
Net interest spread	3.92%	3.69%	3.65%	3.61%	3.55%
Net interest margin	4.04%	3.84%	3.80%	3.76%	3.73%
Cost of deposits (including non-interest-bearing demand)	0.29%	0.33%	0.33%	0.34%	0.35%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and net of tax, calculated using a 35% estimated tax rate)

	At or For the Quarters Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$16,186	$5,412	$9,215	$8,721	$7,592
Distributed and undistributed earnings to participating securities [1]	138	54	97	97	90
GAAP net income	16,324	5,466	9,312	8,818	7,682

Merger and acquisition costs	1,004	5,765	772	424	110
One-time payroll and severance costs	—	—	—	234	—
One-time (gain) loss on assets	554	(45)	(58)	415	7
Gain on sale of available for sale securities	(137)	—	—	—	—
Core (non-GAAP) net income	$17,745	$11,186	$10,026	$9,891	$7,799
Average shares for basic earnings per share	45,824,812	38,051,511	37,971,790	37,873,671	37,775,677
GAAP basic earnings per share	$0.35	$0.14	$0.24	$0.23	$0.20
Core (non-GAAP) basic earnings per share	$0.39	$0.29	$0.26	$0.26	$0.21
Average shares for diluted earnings per share	46,002,821	38,275,814	38,203,508	38,121,374	38,019,519
GAAP diluted earnings per share	$0.35	$0.14	$0.24	$0.23	$0.20
Core (non-GAAP) diluted earnings per share	$0.39	$0.29	$0.26	$0.26	$0.21

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$761,059	$568,223	$564,127	$557,412	$550,099
Less: Goodwill	(179,258)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,042)	(813)	(910)	(1,005)	(1,127)
Total tangible shareholders' equity	$580,759	$537,760	$533,567	$526,757	$519,322
Shares outstanding at end of period	47,602,721	40,014,851	40,006,941	39,995,720	39,946,560

Book value per share- GAAP	$15.99	$14.20	$14.10	$13.94	$13.77
Tangible book value per share- Non-GAAP	$12.20	$13.44	$13.34	$13.17	$13.00

Calculation of Tangible Equity to Tangible Assets:
Total assets	$6,512,508	$4,164,114	$3,950,524	$3,951,244	$3,603,588
Less: Goodwill	(179,258)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,042)	(813)	(910)	(1,005)	(1,127)
Total tangible assets	$6,332,208	$4,133,651	$3,919,964	$3,920,589	$3,572,811

Equity to assets- GAAP	11.69%	13.65%	14.28%	14.11%	15.27%
Tangible equity to tangible assets- Non-GAAP	9.17%	13.01%	13.61%	13.44%	14.54%

	At or For the Quarters Ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$16,324	$5,466	$9,312	$8,818	$7,682
Core (non-GAAP) net income	17,745	11,186	10,026	9,891	7,799
Average total equity	753,792	570,120	562,022	554,501	547,201
Average total assets	6,015,890	3,910,111	3,837,424	3,683,042	3,354,668
Return on average common shareholders' equity	8.66%	3.83%	6.63%	6.36%	5.62%
Core return on average common shareholders' equity	9.42	7.85	7.14	7.14	5.70
Return on average assets	1.09	0.56	0.97	0.96	0.92
Core return on average assets	1.18	1.14	1.05	1.07	0.93

1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.